United States securities and exchange commission logo





                     April 18, 2024

       James F. McCabe, Jr.
       Chief Financial Officer
       Triumph Group Inc.
       555 E Lancaster Avenue, Suite 400
       Radnor, Pennsylvania 19087

                                                        Re: Triumph Group Inc.
                                                            Form 10-K for
Fiscal Year Ended March, 31, 2023
                                                            File No. 001-12235

       Dear James F. McCabe, Jr.:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing